                    AMERICAN CENTURY CAPITAL PORTFOLIOS, INC

                             ARTICLES SUPPLEMENTARY

         AMERICAN CENTURY CAPITAL PORTFOLIOS, INC., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland
that:

         FIRST: Pursuant to authority expressly vested in the Board of Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation of the
Corporation, the Board of Directors of the Corporation has allocated One Billion
One Hundred Million (1,100,000,000) shares of the One Billion One Hundred
Million (1,100,000,000) shares of authorized capital stock of the Corporation, par value One Cent ($0.01) per share, for an aggregate par value of Eleven
Million Dollars ($11,000,000). As a result of the action taken by the Board of
Directors referenced in Article FIRST of these Articles Supplementary, the six
(6) Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

        Series                   Number of Shares        Aggregate Par Value
        ------                   ----------------        -------------------
        Equity Income Fund          125,000,000               $1,250,000

        Value Fund                  575,000,000               $5,750,000

        Real Estate Fund             75,000,000               $  750,000

        Small Cap Value Fund         75,000,000               $  750,000

        Equity Index Fund           175,000,000               $1,750,000

        Large Cap Value Fund         75,000,000               $  750,000

         SECOND: Pursuant to authority expressly vested in the Board of
Directors by Article FIFTH and Article SEVENTH of the Articles of Incorporation,
the Board of Directors of the Corporation (a) has duly established four (4)
classes of shares (each hereinafter referred to as a "Class") for the Series of the capital stock of the Corporation and (b) has allocated the shares designated to the Series in Article FIRST above among the Classes of shares. As a result of the action taken by the Board of Directors, the Classes of shares of the six (6)
Series of stock of the Corporation and the number of shares and aggregate par value of each is as follows:

                                                             Number of
                                                             Shares                      Aggregate
 Series Name                    Class Name                   Allocated                   Par Value
 -----------                    ----------                   ---------                   ---------
Equity Income Fund              Investor                     100,000,000                $1,000,000
                                Institutional                 12,500,000                   125,000
                                Service                                0                         0
                                Advisor                       12,500,000                   125,000

Value Fund                      Investor                     500,000,000                $5,000,000
                                Institutional                 50,000,000                   500,000
                                Service                                0                         0
                                Advisor                       25,000,000                   250,000

Real Estate Fund                Investor                      50,000,000                  $500,000
                                Institutional                 12,500,000                   125,000
                                Service                                0                         0
                                Advisor                       12,500,000                   125,000

Small Cap Value Fund            Investor                      50,000,000                  $500,000
                                Institutional                 12,500,000                   125,000
                                Service                                0                         0
                                Advisor                       12,500,000                   125,000

Equity Index Fund               Investor                      25,000,000                $  250,000
                                Institutional                150,000,000                 1,500,000

Large Cap Value Fund            Investor                      50,000,000                  $500,000
                                Institutional                 12,500,000                   125,000
                                Service                                0                         0
                                Advisor                       12,500,000                   125,000

         THIRD: Except as otherwise provided by the express provisions of these
Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to serialize, classify or reclassify and issue any unissued shares of any Series or Class or any unissued shares that have not been allocated to a Series or Class, and to fix or alter all terms thereof, to the full extent provided by the Articles of Incorporation of the Corporation.

         FOURTH: A description of the series and classes of shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption is set forth in the Articles of Incorporation of the Corporation and
is not changed by these Articles Supplementary, except with respect to the creation and/or designation of the various Series.

         FIFTH: The Board of Directors of the Corporation duly adopted resolutions dividing into Series the authorized capital stock of the Corporation and allocating shares to each Series as set forth in these Articles
Supplementary.

         IN WITNESS WHEREOF, AMERICAN CENTURY CAPITAL PORTFOLIOS, INC. has
caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant
Secretary on this 8th day of June, 2000.

                                            AMERICAN CENTURY CAPITAL
ATTEST:                                     PORTFOLIOS, INC.

/s/ Janet A. Nash                           By: /s/ David C. Tucker
Name:  Janet A. Nash                        Name:   David C. Tucker
Title:   Assistant Secretary                Title:      Vice President

         THE UNDERSIGNED Vice President of AMERICAN CENTURY CAPITAL PORTFOLIOS,
INC., who executed on behalf of said Corporation the foregoing Articles
Supplementary to the Charter, of which this certificate is made a part, hereby acknowledges, in the name of and on behalf of said Corporation, the foregoing
Articles Supplementary to the Charter to be the corporate act of said
Corporation, and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects under the penalties of perjury.

Dated: June 8, 2000                         /s/ David C. Tucker
                                            David C. Tucker, Vice President